CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-191149 on Form N-6 of our report dated April 18, 2016, relating to the financial statements and financial highlights of each of the portfolios of MONY America Variable Account K of MONY Life Insurance Company of America and of our report dated March 18, 2016, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2016